Exhibit 99.1

Hillenbrand Announces New $200 Million Share Repurchase Program

BATESVILLE, Ind., December 7, 2018 —/PRNewswire/ —Hillenbrand, Inc. (NYSE: HI) announced today that the Board of Directors authorized a new share repurchase program of up to $200 million in replacement of the company’s prior stock repurchase program. The authorization is effective immediately. As of September 30, 2018, the company had completed approximately $160.4 million in share repurchases under the prior program.

The new $200 million program supports Hillenbrand’s overall capital allocation strategy, which remains unchanged. The share repurchase plan does not change the company’s commitment to invest in the business organically and in strategic M&A.

“The board’s action to approve the new authorization for share repurchases demonstrates their confidence in the future earnings and cash generation power of Hillenbrand,” said Joe Raver, President and CEO of Hillenbrand. “We believe it allows us to use our strong free cash flow to return capital to shareholders without impacting our profitable growth strategy.”

Purchases under the program may be made in the open market or in privately negotiated transactions from time to time at management’s discretion. The repurchase program may be suspended or discontinued at any time.

About Hillenbrand

Hillenbrand (www.hillenbrand.com) is a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries across the globe. We pursue profitable growth and robust cash generation to drive increased value for our shareholders. Hillenbrand’s portfolio is composed of two business segments: the Process Equipment Group and Batesville. The Process Equipment Group businesses design, develop, manufacture and service highly engineered industrial equipment around the world. Batesville is a recognized leader in the death care industry in North America. We pursue profitable growth and robust cash generation driving increased value for our shareholders. Hillenbrand is publicly traded on the NYSE under “HI”.